Exhibit 5.1
March 6, 2012

To:           Board of Directors, Energy Edge Technologies Corporation

Re:           Post-Effective Amendment to Form S-1 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration of 17,506,825 issued and outstanding shares of common stock of Energy Edge Technologies Corporation (“Energy Edge” or the “Company”) held by certain selling stockholders, $0.00001 par value (the “Company Shares”), and an additional 20,000,000 shares of common stock to be registered as part of an offer for sale by the Company (“the Primary Offering”) of Energy Edge, $0.00001 par value (the “Offering Shares”), in each case on the terms and conditions set forth in the Registration Statement (collectively, the “Shares”).

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Energy Edge is a corporation duly organized and validly existing under the laws of the State of New Jersey.

2. The Company Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

3. The Primary Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed upon consideration therefore, will be duly authorized and, upon the sale thereof, will be duly authorized validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Legal Proceedings” and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.
Vincent & Rees, L.C.